Exhibit 99

News Release

Contact:
James M. Sullivan
Executive Vice President and Chief Financial Officer
+1 414-319-8509

JOY GLOBAL INC. ANNOUNCES THIRD QUARTER
FISCAL 2013 OPERATING RESULTS AND SHARE REPURCHASE PROGRAM

Milwaukee, WI – August 28, 2013 – Joy Global Inc. (NYSE: JOY), a worldwide leader in high-productivity mining solutions, today reported third quarter fiscal 2013 results.

Overview of the Quarter

•	Bookings totaled $695 million, down 36 percent from a year ago, and down 28 percent excluding foreign currency impacts.

•	Net sales were $1.3 billion compared to $1.4 billion a year ago.

•	Operating income was 20.8 percent of sales compared to 21.6 percent of sales in the third quarter of 2012.

•	Earnings per fully diluted share was $1.71 in the current quarter, compared to $1.82 in 2012. Excluding unusual items, earnings per fully diluted share was $1.70 in the current quarter, compared to $1.87 in 2012.

•	Cash provided by continuing operations was $350 million in the third quarter compared to $157 million a year ago.

•	The Board of Directors authorized the company to repurchase up to $1.0 billion in shares of common stock over the next 36 months. Under the program, the company may repurchase shares in the open market in accordance with applicable rules and regulations of the Securities and Exchange Commission.

Third Quarter Operating Results

“Once again, the quarter’s results demonstrate strong operational efficiencies and weak market conditions,” said Mike Sutherlin, President and Chief Executive Officer.  “The market has become even more challenging, with declines in order rates for both original equipment and aftermarket.  The supply surplus that was centered in the U.S. coal market last year has migrated to the international markets, and they are now going through similar aftermarket corrections to that in the U.S.  Based on the U.S. experience, we expect this to create headwinds for most of the next year.  Although original equipment orders have always been lumpy, the uncertainty around their timing has increased.  A select number of projects are continuing to move forward, but at a measured pace so they do not get ahead of the market.  As a result, we expect the order rate to take a step down from our previous outlook until both demand and commodity pricing improve, but at the same time we expect the run rate to be above that of the current quarter.”

“As our markets become more challenging, I am very pleased with the bottom line focus and operational efficiencies that we are building into our business.  These efficiencies are supporting operating margins that remain above 20 percent.   Our commitment to balanced performance includes asset efficiency as well as profitability, and reductions in accounts receivable and inventory led to significant improvement in operating cash flow.”

“We continue to position our business for the markets ahead.  We have been focused on lowering our cost base to deliver strong results in softer market conditions, and to improve our leverage when growth returns.  Our previously announced cost reduction programs are delivering savings ahead of schedule, and we are expanding these programs to adjust to a lowered outlook for 2014.”

Bookings - (in millions)
	Quarter Ended
	July 26,	July 27,	%
	2013	2012	Change
Segment:
Underground Mining Machinery	$361.2	$629.2	(42.6)%
Surface Mining Equipment	354.9	488.3	(27.3)%
Eliminations	(20.7)	(33.2)
Total Bookings by Segment	$695.4	$1,084.3	(35.9)%

Product:
Aftermarket	$599.1	$690.4	(13.2)%
Original Equipment	96.3	393.9	(75.5)%
Total Bookings by Product	$695.4	$1,084.3	(35.9)%

Total bookings decreased 36 percent from last year to $695 million in the third quarter of fiscal 2013.  Original equipment orders decreased 76 percent while aftermarket orders declined 13 percent when compared to the prior year period.  The current quarter bookings were reduced by $90 million for the impact of foreign exchange, reducing original equipment and aftermarket bookings by $49 million and $41 million, respectively.  This decrease was mostly attributable to the adjustment of beginning backlog for exchange rate movements during the quarter.  The backlog adjustment was primarily due to the large amount of backlog currently denominated in Australian dollars.  When adjusting for foreign exchange, current quarter bookings were down 28 percent from the same period last year with original equipment orders down 63 percent and aftermarket orders down 7 percent.

Bookings for underground mining machinery decreased 43 percent in comparison to last year’s third quarter.  Original equipment orders decreased 68 percent compared to the third quarter of last year, with declines in all regions except China.  Aftermarket orders decreased 27 percent, with declines in all regions except North America.  Orders for underground mining machinery were reduced by $71 million for the impact of foreign exchange compared to the third quarter of last year.

Bookings for surface mining equipment were down 27 percent.  Original equipment orders were down 87 percent from the third quarter of last year, while aftermarket bookings increased 3 percent.  Original equipment orders were down in all regions.  Aftermarket orders increased in North America, Eurasia, China and Africa partially offset by reductions in Australia and South America.  Current quarter surface orders for original equipment and aftermarket were negatively impacted by foreign exchange of $19 million.

Backlog at the end of the third quarter was $1.6 billion compared to $2.2 billion at the beginning of the third quarter.

Net Sales - (in millions)
	Quarter Ended
	July 26,	July 27,	%
	2013	2012	Change

Underground Mining Machinery	$722.7	$754.1	(4.2)%
Surface Mining Equipment	640.9	675.5	(5.1)%
Eliminations	(43.0)	(40.9)

Total Net Sales	$1,320.6	$1,388.7	(4.9)%

Net sales decreased 5 percent from a year ago to $1.3 billion in the third quarter.  Original equipment sales decreased 8 percent and aftermarket sales decreased 2 percent compared to the prior year period.  Changes in foreign exchange rates decreased net sales by $28 million in the third quarter compared to the year ago period.

Net sales of underground mining machinery declined 4 percent in the third quarter compared to a year ago.  Original equipment sales were flat and aftermarket sales declined 8 percent from the prior third quarter.  Original equipment sales were stronger in all regions except North America compared to the year ago period.  Aftermarket sales were down in all regions except China.

Net sales of surface mining equipment were 5 percent lower than the same period last year.  Original equipment sales decreased 15 percent while aftermarket sales increased 4 percent.  Strong original equipment sales increases in South America and Africa were more than offset by declines in all other regions compared to the third quarter of 2012.  Aftermarket growth in North America, South America, Eurasia and China was partially offset by lower aftermarket sales in Africa and Australia compared to the prior year.

Operating Profit - (in millions)
	Quarter Ended
	July 26,	July 27,	Return on Sales
	2013	2012	2013	2012

Underground Mining Machinery	$140.5	$174.5	19.5%	23.1%
Surface Mining Equipment	158.1	156.6	24.7%	23.2%
Corporate Expenses	(10.3)	(12.7)
Eliminations	(10.6)	(9.0)
Subtotal, Before Unusual Items	277.7	309.4	21.0%	22.3%

Restructuring charges	(3.1)	-
Excess Purchase Accounting	-	(9.8)
Acquisition Costs	(0.3)	(0.1)

Total Operating Profit	$274.3	$299.5	20.8%	21.6%

Operating profit for the third quarter of fiscal 2013 totaled $274 million compared to $299 million in the third quarter of fiscal 2012.  Excluding the unusual items listed in the table above, operating profit totaled $278 million in the current third quarter compared to $309 million in the prior period and return on sales before unusual items was 21.0 percent in the current quarter compared to 22.3 percent in the third quarter of 2012. Restructuring activities continued in the quarter to align the company's cost structure with anticipated demand and we will continue to review our manufacturing footprint and our brand portfolio.

Earnings Per Share Reconciliation

	Quarter Ended
	July 26, 2013		July 27, 2012
	Dollars	Fully	Dollars	Fully
	in millions	Diluted EPS	in millions	Diluted EPS
Operating Profit	$274.3		$299.5
Interest expense, net	13.6		16.8
Income tax expense	77.5		88.3

Income from continuing operations, attributable to Joy Global Inc., as reported	183.2	$1.71	194.4	$1.82

Add:
Excess purchase accounting, net of tax	-	-	7.1	0.06
Restructuring charges, net of tax	2.2	0.02	-	-

Deduct:
Net discrete tax benefits	3.5	0.03	0.6	0.01

Income from continuing operations attributable to Joy Global Inc., before acquisition activities and unusual items	$181.9	$1.70	$200.9	$1.87

Fully diluted earnings per share for the third quarter of fiscal 2013 totaled $1.71 compared to $1.82 in the third quarter of fiscal 2012.  Excluding unusual items, fully diluted earnings per share in the current quarter totaled $1.70 compared to $1.87 in the prior year quarter.

The effective income tax rate was 29.7 percent in the current quarter compared to 31.2 percent in the third quarter of 2012.

Cash provided by continuing operations was $350 million in the third quarter of fiscal 2013, compared to $157 million in the prior year third quarter.  The increase in cash provided by continuing operations during the third quarter was primarily due to the collection of accounts receivables and a reduction in inventories.  These decreases were partially offset by a reduction in advance payments resulting from lower original equipment orders.

Capital expenditures were $31 million in the third quarter of fiscal 2013, down from $55 million in the prior year third quarter, and consistent with our sustaining rate.

Market Outlook

Most mined commodities are in or near supply surplus for the first time in over a decade.  This is primarily the result of the post-recession economic recovery falling short of expectations.  The Eurozone is just starting to recover from a multi-year recession, China growth has slowed and growth in the U.S. remains sluggish.  This surplus has moved commodity pricing down from incentive levels into the marginal cost curve.  Prices for industrial metals and bulk commodities have declined by 20 to 40 percent over the last 18 months.  Seaborne coal prices have declined 17 percent since the beginning of the year, and China domestic coal prices have fallen nearly 20 percent.  Lower pricing is making higher cost mines uneconomic and will result in closures that will rebalance the market.  Until this happens, there is little incentive to invest in new mine capacity.

Oversupply in the seaborne thermal coal market has undermined domestic prices and has led to Chinese coal imports reaching 187 million tons by July, an increase of 15 percent from last year despite ample domestic supply.  Imports are increasing even as China domestic production is down 4 percent year-to-date, and, as a result, coal stockpiles remain higher than normal in key domestic producing regions.  This continues to indicate that a significant portion of China thermal coal production is higher cost and not economic at today’s pricing.  This will support continued coal imports and will increase the pressure on domestic producers to consolidate and mechanize as a proven path to reducing unit cost.

Through the first two months of the 2013/2014 financial year, Indian coal imports totaled 31 million tonnes, a 40% increase from a year ago.  With a limited track record of increasing domestic production, India is expected to see full-year imports of 155 million tonnes to meet growing demand.  Over 85 percent of India’s new power generating capacity will be coal fueled, and these plants are primarily being built in the coastal areas to access seaborne coal markets.

During the first half of 2013, coal burn for power generation in the U.S. has increased over 10 percent, and stockpiles have been reduced to their 5-year average.  Stockpile depletion will continue in the second half and should reach a normalized level of around 150 million tons by year end.  This should set the stage for coal delivery increases of 50 to 70 million tons in 2014.  Even after adjusting for lower expected exports, this should result in coal production increases in 2014.

Global steel production has increased by 2.6 percent in the first half of 2013, with almost all of that increase from China.  There is around 300 million tons of excess steelmaking capacity globally, with most of that in China and Europe.  This has limited steel pricing, but volumes have continued to support demand for iron ore and metallurgical coal.  Iron ore prices have held up better because of highly concentrated high-grade supply.  In fact, current pricing continues to support investment in capacity expansion, but only in high-grade, low cost regions.  Met coal production is more fragmented with less price support, but pricing has finally started to stabilize after declining for most of this year.  Stockpiles of both iron ore and met coal are at low levels, setting the stage for restocking and price support in the second half of the calendar year.

Copper continues to have the best fundamentals of the mined commodities.  Since reaching record highs in June, global inventories have declined 14 percent and prices have rebounded 10 percent.  Additionally, inventories at bonded warehouses have declined 50 percent since the first quarter.  These developments are supporting continued investment in mine capacity expansion.

Our customers’ declining cash flows have resulted in significantly reduced capital expenditure budgets, as much as 40 to 50 percent on an aggregate basis.  Customer capital expenditures are expected to remain at this level until demand improves enough to move commodity pricing above marginal cost and toward incentive levels.  While there are a number of high grade projects in process, some later stage projects have been slowed so that they do not get ahead of the market.

Company Outlook

“The conditions in our end markets are dominated by supply surplus and reduced demand growth for most commodities,” added Sutherlin.  “This is forcing mines with higher production costs to close to rebalance the market.  Our customers continue to move forward with a select number of expansion projects, which will come online with costs low on the global cost curve.  Even so, customers remain cautious, especially regarding timing.  A couple of projects have recently announced delays of six months, and others are experiencing slippage quarter to quarter.  Our project tracking list has increased this quarter as our customers continue to set their longer term priorities.  However, the list is back-end loaded, and project slippage has become common under current market conditions.  This means that improvement in the prospect list is not expected to have a significant impact on our 2014 order rate.  This is consistent with our view that the market will continue to be more challenging before it starts to improve.”

“Our aftermarket will continue to see headwinds as mines are taken out of production and volumes decline to balance the market.  The U.S. coal sector has gone through that correction, and it took four to five quarters to adjust down, stabilize and start to recover.  U.S. parts volumes are now on an improving trend and rebuilds are coming back into scope.  That correction process has moved to Australia and China as customers in these regions deal with supply surplus domestically and in the seaborne markets.  We believe that Australia is midway through its correction and China is in the early stages.  The downside of these corrections includes reducing parts inventories held by customers at mine sites and extending the time between rebuilds.  This results in an early over-correction that is then normalized.  The impact of this rolling correction is expected to last through most of next year.  Not all regional markets are expected to be affected, but the correction in some of our largest markets will not be fully offset by aftermarket growth in other regions in the near term.”

“As a result of these original equipment and aftermarket factors, our outlook is for order run rates to be higher than those experienced this quarter. However, the current outlook is unlikely to support annual revenue above $4 billion.”

“Our shipments in fiscal 2013 have remained above incoming order rates as we continue to make our delivery commitments to our customers.  However, we are nearing the end of backlog depletion capability, and our fourth quarter will reflect the transition to lower volumes.  As such, it will not be the strongest quarter of the year, as has been our tradition.  However, we expect to finish the year within our prior guidance, and therefore reiterate earnings per fully diluted share of $5.60 to $5.80 on revenues of $4.9 to $5.0 billion.  Excluding restructuring charges and other unusual items, full year earnings per fully diluted share are expected to be between $5.75 and $5.95.”

“After a strong third quarter, our year to date cash flow is on track and we have historically demonstrated our ability to generate strong cash flows though the cycle.  In addition, we have more than sufficient growth capacity  in place, and therefore our capex spend will continue to decline from its peak level of $240 million in fiscal year 2012 to a sustaining run rate of $125 million per year.  Our U.S. pension plans are nearing fully funded status, and this will allow us to reduce pension funding by approximately $115 million in fiscal year 2014.  This gives us a solid position from which to execute a share repurchase program, and I am pleased to announce that our Board of Directors has authorized us to repurchase up to $1 billion of our shares over the next three years.”

Quarterly Conference Call

Management will host a quarterly conference call to discuss the Company’s third quarter results at 11:00 a.m. EDT on August 28, 2013.  Interested parties can listen to the call by dialing 888-504-7966 in the United States or 719-325-2437 outside of the United States, access code #7285398, at least 15 minutes prior to the 11:00 a.m. EDT start time of the call.  A rebroadcast of the call will be available until the close of business on September 18, 2013 by dialing 888-203-1112 or 719-457-0820, access code #7285398.

Alternatively, interested parties can listen to a live webcast of the call on the Joy Global Inc. website at http://investors.joyglobal.com/events.cfm.  To listen, please register and download audio software on the site at least 15 minutes prior to the start of the call.  A replay of the webcast will be available until the close of business on September 30, 2013.

About Joy Global Inc.

Joy Global Inc. is a worldwide leader in mining equipment and services for surface and underground mining.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “indicate,” “intend,” “may be,” “objective,” “plan,” “potential”  “predict,” “should,”  “will be,” and similar expressions are intended to identify forward-looking statements.  The forward-looking statements in this press release are based on our current expectations and are made only as of the date of this press release.  In addition, certain market outlook information and other market statistical data contained herein is based on third party sources that we cannot independently verify, but that we believe to be reliable.  We undertake no obligation to update forward-looking statements to reflect new information.  We cannot assure you the projected results or events will be achieved.  Because forward-looking statements involve risks and uncertainties, they are subject to change at any time.  Such risks and uncertainties, many of which are beyond our control, include, but are not limited to: (i) risks of international operations, including currency fluctuations, (ii) risks associated with acquisitions, (iii) risks associated with indebtedness, (iv) risks associated with the cyclical nature of our business, (v) risks associated with  the international and U.S. coal and copper commodity markets, (vi) risks associated with access to major purchased items, such as steel, castings, forgings and bearings, and (vii) risks associated with labor markets  and other risks, uncertainties and cautionary factors set forth in our public filings with the Securities and Exchange Commission.

JOY-F

JOY GLOBAL INC.
 SUMMARY OF CONSOLIDATED STATEMENT OF INCOME
 (Unaudited)
 (In thousands except per share amounts)

	Quarter Ended		Nine Months Ended
	July 26,	July 27,	July 26,	July 27,
	2013	2012	2013	2012

Net sales	$1,320,611	$1,388,723	$3,830,923	$4,065,984
Costs and expenses:
Cost of sales	880,209	912,939	2,562,537	2,716,404
Product development, selling and administrative expenses	167,155	179,436	497,389	532,825
Other income	(1,092)	(3,127)	(3,127)	(29,903)
Operating income	274,339	299,475	774,124	846,658

Interest expense, net	13,602	16,802	43,940	49,999
Income from continuing operations before income taxes	260,737	282,673	730,184	796,659

Provision for income taxes	77,550	88,291	223,079	241,806

Income from continuing operations	183,187	194,382	507,105	554,853
Income from continuing operations attributable to non-controlling interest	-	(38)	-	(180)
Income from continuing operations attributable to Joy Global Inc.	183,187	194,344	507,105	554,673

Loss from discontinued operations, net of income taxes	-	(826)	(225)	(5,215)
Net income	183,187	193,556	506,880	549,638
Net income attributable to non-controlling interest	-	(38)	-	(180)

Net income attributable to Joy Global Inc.	$183,187	$193,518	$506,880	$549,458

Basic earnings (loss) per share:
Continuing operations	$1.72	$1.83	$4.77	$5.24
Discontinued operations	-	(0.01)	-	(0.05)
Net income	$1.72	$1.82	$4.77	$5.19

Diluted earnings (loss) per share:
Continuing operations	$1.71	$1.82	$4.73	$5.19
Discontinued operations	-	(0.01)	-	(0.05)
Net income	$1.71	$1.81	$4.73	$5.14

Dividends per share	$0.175	$0.175	$0.525	$0.525

Weighted average shares outstanding:
Basic	106,465	106,025	106,378	105,794
Diluted	107,312	106,866	107,321	106,867

Note - For complete information, including footnote disclosures, please refer to the Company's Form 10-Q filing with the SEC

JOY GLOBAL INC.
SUMMARY CONSOLIDATED BALANCE SHEET
(Unaudited)
(In thousands)

	July 26,	October 26,
	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$486,050	$263,873
Accounts receivable, net	1,114,483	1,229,083
Inventories	1,248,801	1,415,455
Other current assets	250,802	247,666
Total current assets	3,100,136	3,156,077

Property, plant and equipment, net	893,326	832,862
Other intangible assets, net	492,751	589,224
Goodwill	1,479,880	1,382,358
Deferred income taxes	36,569	67,101
Other assets	186,575	114,881
Total assets	$6,189,237	$6,142,503

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Short-term notes payable, including current portion of long term obligations	$60,156	$65,316
Trade accounts payable	405,900	452,236
Employee compensation and benefits	123,995	156,867
Advance payments and progress billings	488,563	669,792
Accrued warranties	84,941	100,646
Other accrued liabilities	349,792	322,813
Current liabilities of discontinued operations	11,581	13,147
Total current liabilities	1,524,928	1,780,817

Long-term obligations	1,269,352	1,306,625

Accrued pension costs	236,988	335,813
Other non-current liabilities	154,627	142,059

Shareholders' equity	3,003,342	2,577,189

Total liabilities and shareholders' equity	$6,189,237	$6,142,503

Note - For complete information, including footnote disclosures, please refer to the Company's Form 10-Q filing with the SEC

JOY GLOBAL INC.
SUMMARY OF CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)
(In thousands)

	Quarter Ended		Nine Months Ended
	July 26,	July 27,	July 26,	July 27,
	2013	2012	2013	2012

Operating Activities:
Net income	$183,187	$193,556	$506,880	$549,638
Loss from discontinued operations	-	826	225	5,215
Depreciation and amortization	30,991	39,482	79,864	119,826
Other, net	(50,580)	(38,310)	(133,431)	(132,374)

Changes in Working Capital Items Attributed to Continuing Operations,net of acquisition:
Accounts receivable, net	153,824	(6,065)	161,529	(97,330)
Inventories	44,714	(31,509)	69,621	(199,470)
Trade accounts payable	(21,940)	(3,010)	(36,178)	(44,807)
Advance payments and progress billings	(78,761)	(10,421)	(152,918)	54,040
Other working capital items	88,430	12,025	(52,452)	(1,717)
Net cash provided by operating activities - continuing operations	349,865	156,574	443,140	253,021
Net cash provided (used) by operating activities - discontinued operations	805	(5,589)	(1,567)	(15,747)
Net cash provided by operating activities	350,670	150,985	441,573	237,274

Investing Activities:
Acquisition of International Mining Machinery, net of cash acquired	-	(16,468)	-	(955,917)
Withdrawal of cash held in escrow	-	16,300	-	866,000
Property, plant, and equipment acquired	(30,908)	(55,198)	(117,909)	(169,290)
Other - net	724	5,570	2,841	7,119
Net cash used by investing activities	(30,184)	(49,796)	(115,068)	(252,088)

Financing Activities:
Share-based payment awards	205	88	7,133	30,589
Dividends paid	(18,596)	(18,522)	(55,726)	(55,431)
Financing fees	-	-	-	(1,620)
Debt borrowings (repayments)	(40,375)	(16,356)	(43,159)	213,359
Net cash provided (used) by financing activities	(58,766)	(34,790)	(91,752)	186,897

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(10,544)	(3,139)	(12,576)	(6,167)

Increase in Cash and Cash Equivalents	251,176	63,260	222,177	165,916

Cash and Cash Equivalents at the Beginning of Period	234,874	390,977	263,873	288,321

Cash and Cash Equivalents at the End of Period	$486,050	$454,237	$486,050	$454,237

Supplemental cash flow information:
Interest paid	$15,348	$17,897	$47,579	$51,629
Income taxes paid	38,611	70,239	209,304	148,805

Depreciation and amortization by segment:
Underground Mining Machinery	$17,419	$25,389	$40,182	$71,604
Surface Mining Equipment	12,825	13,539	37,504	46,937
Corporate	747	554	2,178	1,285
Total depreciation and amortization	$30,991	$39,482	$79,864	$119,826

Note - For complete information, including footnote disclosures, please refer to the Company's Form 10-Q filing with the SEC

JOY GLOBAL INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(In thousands)

	Quarter Ended
	July 26,	July 27,
	2013	2012	Change

Net Sales By Segment:
Underground Mining Machinery	$722,748	$754,082	$(31,334)	-4.2%
Surface Mining Equipment	640,919	675,555	(34,636)	-5.1%
Eliminations	(43,056)	(40,914)	(2,142)
Total Sales By Segment	$1,320,611	$1,388,723	$(68,112)	-4.9%

Net Sales By Product Stream:
Aftermarket Revenues	$719,797	$736,653	$(16,856)	-2.3%
Original Equipment Revenues	600,814	652,070	(51,256)	-7.9%
Total Sales By Product Stream	$1,320,611	$1,388,723	$(68,112)	-4.9%

Net Sales By Geography:
United States	$526,483	$590,569	$(64,086)	-10.9%
Rest of World	794,128	798,154	(4,026)	-0.5%
Total Sales By Geography	$1,320,611	$1,388,723	$(68,112)	-4.9%

Operating Income By Segment:			% of Net Sales
Underground Mining Machinery	$138,225	$166,753	19.1%	22.1%
Surface Mining Equipment	157,353	154,551	24.6%	22.9%
Corporate	(10,601)	(12,770)
Eliminations	(10,638)	(9,059)
Total Operating Income	$274,339	$299,475	20.8%	21.6%

	Nine Months Ended
	July 26,	July 27,
	2013	2012	Change

Net Sales By Segment:
Underground Mining Machinery	$1,994,772	$2,279,937	$(285,165)	-12.5%
Surface Mining Equipment	1,959,198	1,900,206	58,992	3.1%
Eliminations	(123,047)	(114,159)	(8,888)
Total Sales By Segment	$3,830,923	$4,065,984	$(235,061)	-5.8%

Net Sales By Product Stream:
Aftermarket Revenues	$2,061,838	$2,142,850	$(81,012)	-3.8%
Original Equipment Revenues	1,769,085	1,923,134	(154,049)	-8.0%
Total Sales By Product Stream	$3,830,923	$4,065,984	$(235,061)	-5.8%

Net Sales By Geography:
United States	$1,539,738	$1,665,214	$(125,476)	-7.5%
Rest of World	2,291,185	2,400,770	(109,585)	-4.6%
Total Sales By Geography	$3,830,923	$4,065,984	$(235,061)	-5.8%

Operating Income By Segment:			% of Net Sales
Underground Mining Machinery	$387,330	$500,181	19.4%	21.9%
Surface Mining Equipment	458,676	407,380	23.4%	21.4%
Corporate	(40,080)	(35,338)
Eliminations	(31,802)	(25,565)
Total Operating Income	$774,124	$846,658	20.2%	20.8%

Note - For complete information, including footnote disclosures, please refer to the Company's Form 10-Q filing with the SEC

JOY GLOBAL INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(In thousands)

	Quarter Ended
	July 26,	July 27,
	2013	2012	Change
Bookings By Segment:
Underground Mining Machinery	$361,159	$629,160	$(268,001)	-42.6%
Surface Mining Equipment	354,948	488,345	(133,397)	-27.3%
Eliminations	(20,704)	(33,213)	12,509
Total Bookings By Segment	$695,403	$1,084,292	$(388,889)	-35.9%

Bookings By Product Stream:
Aftermarket Bookings	$599,085	$690,375	$(91,290)	-13.2%
Original Equipment Bookings	96,318	393,917	(297,599)	-75.5%
Total Bookings By Product Stream	$695,403	$1,084,292	$(388,889)	-35.9%

	Nine Months Ended
	July 26,	July 27,
	2013	2012	Change
Bookings By Segment:
Underground Mining Machinery	$1,671,586	$2,113,484	$(441,898)	-20.9%
Surface Mining Equipment	1,304,773	1,779,463	(474,690)	-26.7%
Eliminations	(127,460)	(143,364)	15,904
Total Bookings By Segment	$2,848,899	$3,749,583	$(900,684)	-24.0%

Bookings By Product Stream:
Aftermarket Bookings	$1,835,610	$2,180,024	$(344,414)	-15.8%
Original Equipment Bookings	1,013,289	1,569,559	(556,270)	-35.4%
Total Bookings By Product Stream	$2,848,899	$3,749,583	$(900,684)	-24.0%

Note - For complete information, including footnote disclosures, please refer to the Company's Form 10-Q filing with the SEC

JOY GLOBAL INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(In thousands)

	Amounts as of:
	July 26,	April 26,	January 25,	October 26,
	2013	2013	2013	2012
Backlog By Segment:
Underground Mining Machinery	$1,017,911	$1,379,500	$1,349,754	$1,341,097
Surface Mining Equipment	615,397	901,368	1,167,291	1,333,098
Eliminations	(50,781)	(73,133)	(77,679)	(109,644)
Total Backlog By Segment	$1,582,527	$2,207,735	$2,439,366	$2,564,551

Backlog By Product Stream:
Aftermarket Backlog	$539,787	$660,499	$728,676	$766,014
Original Equipment Backlog	1,042,740	1,547,236	1,710,690	1,798,537
Total Backlog By Product Stream	$1,582,527	$2,207,735	$2,439,366	$2,564,551

Note - For complete information, including footnote disclosures, please refer to the Company's Form 10-Q filing with the SEC